EXHIBIT 31.1

I, Larry Dillaha, M.D., certify that:

1. I have reviewed this Annual Report on Form 10-K/A of Repros Therapeutics Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: April 28, 2017	By:	/s/ Larry Dillaha, M.D.
Larry Dillaha, M.D.
President and Chief Executive Officer
Repros Therapeutics Inc.
(Principal Executive Officer)